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J. Alexander’s Holdings, Inc.

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J. ALEXANDER’S HOLDINGS, INC.

99 Restaurants Merger - Q&A

August 10, 2017

The following questions and answers address the proposed transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) entered into August 3, 2017 by J. Alexander’s Holdings, Inc. (the “Company” or “J. Alexander’s”), its subsidiary J. Alexander’s Holdings, LLC (“JAX Op”), and Nitro Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of JAX Op, on the one hand, and Fidelity National Financial Ventures, LLC (“FNFV”), Fidelity Newport Holdings, LLC (“FNH” and, together with FNFV, “Sellers”) and 99 Restaurants, LLC (“99 Restaurants”), on the other hand. Pursuant to the Merger Agreement, the Company will acquire 99 Restaurants and its business by the merger of Merger Sub with and into 99 Restaurants, and 99 Restaurants will continue as the surviving company (the “Merger”) and a subsidiary of JAX Op.

This communication is intended solely to provide information regarding the terms of the Merger Agreement and the related transactions and the Black Knight Termination Agreement (as described below). The descriptions of the Merger Agreement, the Black Knight Termination Agreement and the transactions contemplated by each of the foregoing contained in this Q&A do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement and the Black Knight Termination Agreement, copies of which were filed by the Company as Exhibits 2.1 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed on August 7, 2017.

Q1: What is the consideration to be paid by the Company in the Merger?

A1: The consideration to be paid by the Company in the Merger is as follows:

•	The transaction is valued at $199 million, with consideration paid by the Company and JAX Op consisting of newly issued equity valued at $179 million, issued in the form of new Class B Units of JAX Op and shares of new Class B Common Stock of the Company, and the assumption of $20 million of net debt.

•	At the closing of the transactions (the “Closing”), the Company and JAX Op will issue to the Sellers, collectively, 16,272,727 shares of Class B Common Stock and 16,272,727 Class B Units. For purposes of the Merger, each Class B Unit of JAX Op, together with one share of Class B Common Stock, will be issued at an agreed price of $11.00, which is a per-share price higher than the trading price of the Company’s common stock on the date the Merger Agreement was entered into. The number of Class B Units, and corresponding shares of Class B Common Stock, to be issued in the Merger was determined by dividing $179 million by $11.00. We anticipate that approximately 12.636 million shares of Class B Common Stock and Class B Units will be issued to FNH with the remaining 3.636 million to be issued to FNFV at closing. The merger consideration will be subject to a customary net working capital adjustment after the Closing. Any adjustment to the merger consideration will be paid by the cancellation of outstanding, or issuance of additional, Class B Units and a corresponding number of shares of Class B Common Stock, valued at $11.00 per unit/share combination.

Q2: Do you expect the acquisition of 99 Restaurants to be accretive to earnings?

A2: We do anticipate that this transaction will be accretive to earnings. Due to the unique structure of the transaction, we are in the process of working through the presentation that will be required for reporting earnings per share on a basis consistent with U.S. Generally Accepted Accounting Principles. Had the transaction occurred at the beginning of fiscal 2016, and using a set of assumptions detailed in Exhibit 1 attached, we estimate that diluted earnings per share would have been $0.70 on a combined basis, or a 49% improvement over the $0.47 reported for the Company for 2016.

Q3: Will the current publicly-traded common stock of the Company change?

A3: In connection with the transactions, our common stock will be reclassified as “Class A Common Stock,” and will remain listed for trading on the New York Stock Exchange (“NYSE”). The reclassification of our current common stock and the authorization of the new Class B Common Stock will be reflected in an amended and restated charter (our “Restated Charter”), which we will adopt only if our shareholders approve the Restated Charter and the transaction. The new shares of Class B Common Stock will be entitled to one vote per share and will generally vote together with the Class A Common Stock as a single class.

Q4: Will the FNFV/FNH/99 Restaurants structure change prior to the Closing?

A4: FNH currently owns a 100% interest in 99 Restaurants. 99 Restaurants and the Sellers will undertake certain actions prior to the Closing, including a $40 million contribution in cash by FNFV to 99 Restaurants in exchange for newly issued membership interests in 99 Restaurants. Immediately prior to the closing, 99 Restaurants will be owned approximately 78% by FNH and 22% by FNFV. In addition, 99 Restaurants will assume $60 million of currently outstanding debt of its affiliates, $40 million of which will be repaid by the Company immediately following the Closing using the cash previously contributed by FNFV. The remaining $20 million of debt is anticipated to be refinanced by the Company with proceeds of additional borrowings obtained pursuant to an amendment to the Company’s existing credit facility.

Q5: How much of the Company’s stock will be owned by Sellers after the Closing?

A5: Following the Merger, the Class A Common Stock will represent approximately 47.5% of the outstanding shares (and votes) of capital stock of the Company and the Class B Common Stock held by the Sellers will represent approximately 52.5% of the outstanding shares of capital stock (and votes) of the Company.

Q6: Does the Merger Agreement contain a “no shop” clause or a “fiduciary out”?

A6: Yes, upon the Company’s entry into the Merger Agreement, the Company became subject to exclusivity and “no shop” restrictions that restrict the Company’s ability to solicit proposals from, provide information to, and engage in discussions with, any third parties with respect to the acquisition of, or any similar transaction resulting in the acquisition of, the Company, without exception.

Notwithstanding the foregoing restrictions, the no-shop restrictions are subject to a “fiduciary-out” provision that permits the Company to provide information to, and engage in discussions with, any third party regarding its acquisition proposal for the Company if:

•	the third party executes a confidentiality agreement;

•	the board of directors of the Company (the “Board”) determines in good faith (after consultation with its financial advisor and outside counsel) (i) that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and (ii) that such third party’s acquisition proposal is, or would reasonably be expected to result in, a superior proposal that would be more favorable to the Company’s shareholders from a financial point of view than the transactions;

•	the Company provides prompt notice to 99 Restaurants of the above determinations by the Board and of its intent to engage in negotiations or discussions; and

•	the alternative acquisition proposal does not result from a material breach of the “no-shop” restriction.

If, in accordance with the foregoing, (i) the Company enters into an alternative agreement with respect to a superior proposal, prior to receipt of the Company’s shareholder approvals, or (ii) 99 Restaurants elects to terminate the Merger Agreement as a result of a recommendation withdrawal by the Board, the Company will be required to pay a termination fee of $4 million, as further discussed below.

Q7: How does the termination fee work?

A7: The Merger Agreement contains customary termination rights for each of JAX Op and 99 Restaurants. The parties may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the Merger. In addition, either of JAX Op or 99 Restaurants may terminate the Merger Agreement (i) if the transactions have not closed on or before 5:00 p.m. New York City time on February 28, 2018, so long as that party’s failure to fulfill any material obligation under the Merger Agreement did not result in the delay in closing; (ii) upon the issuance by a governmental authority of a final, non-appealable order, decree, ruling or other action, or the presence of any law, in each case that would prevent or prohibit the Closing of the transactions; or (iii) if the Company does not obtain the requisite shareholder approvals for the transactions (described in further detail below).

Each of JAX Op and 99 Restaurants has unilateral termination rights in the event of a breach by the other party of a representation, warranty or covenant that causes a failure in the closing conditions that cannot be cured or is not cured by the earlier of February 28, 2018, or 30 days following receipt of notice of such breach. Additionally, in connection with the Company’s exercise of its “fiduciary-out,” (i) JAX Op may terminate the Merger Agreement to enter into a superior transaction prior to the Company’s receipt of shareholder approval for the transactions, subject to the payment of a termination fee (described below), and (ii) 99 Restaurants may terminate the Merger Agreement as a result of a recommendation withdrawal by the Board.

The Company will be required to pay 99 Restaurants a termination fee of $4 million in connection with a termination of the Merger Agreement under any of the following circumstances:

•	JAX Op terminates the Merger Agreement and enters into an agreement for a superior transaction prior to the Company’s receipt of shareholder approval;

•	99 Restaurants terminates the Merger Agreement following a recommendation withdrawal by the Board; or

•

(A) an alternative proposal is publicly announced or is otherwise communicated to the Board, and (B) thereafter the Merger Agreement is terminated by (1) 99 Restaurants for a breach of a representation, warranty or covenant by the Company, JAX Op or Merger Sub, or (2) either party for failure to obtain the required Company shareholder approvals (described below), and (C) within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to or consummates any alternative acquisition that results in a change of control of the Company.

In addition, the Merger Agreement provides that if the Merger Agreement is terminated as a result of a breach by one party that remains uncured, the breaching party will reimburse the non-breaching party for expenses incurred in connection with the transactions up to a limit of $500,000.

Q8: What shareholder vote is required?

A8: The consummation of the transactions is subject to certain approvals by the Company’s shareholders, including the affirmative vote of the holders of a majority of the outstanding shares of Company common stock. In addition, because the transactions may constitute conflicting interest transactions under Tennessee law as a result of certain interests and relationships between the Company and its Board members and the Sellers, the Company and its Board determined that the Merger Agreement and the related transactions should be approved by, and the Merger Agreement requires, the affirmative vote of a majority of the votes cast by a quorum of the holders of the outstanding shares of Company common stock that constitute “qualified shares” within the meaning of Section 48-18-704 of the Tennessee Business Corporation Act. Shares of Company common stock held by members of the Board and their related parties will not constitute “qualified shares” and will not be voted for this purpose. The adoption of the Restated Charter will also require the affirmative vote of the holders of 66 2/3% of the outstanding shares of Company common stock. The affirmative vote of a majority of the votes cast by the shareholders will also be required for the issuance of Class B Units and Class B Common Stock to the Sellers as provided in the Merger Agreement under applicable rules of the NYSE. The foregoing shareholder approvals will be solicited pursuant to a definitive proxy statement to be filed by the Company in connection with a special meeting of the Company’s shareholders.

Q9: What other approvals are required for the Closing of the Merger?

A9: In addition to the shareholder votes described above, the transactions are subject to additional approvals and closing conditions, including: the expiration or early termination of any applicable waiting period under applicable antitrust laws; the absence of any law or court order preventing the transactions; the continued accuracy of the parties’ respective representations and warranties (subject to certain materiality qualifiers); the parties’ respective compliance with their obligations under the Merger Agreement; the filing and acceptance of our Restated Charter effecting the reclassification our current common stock into Class A Common Stock, and the approval by the NYSE of the listing of Class A Common Stock; the consent to the transactions by the lenders under the credit facility of FNH’s subsidiaries; and that no material adverse effect will have occurred with respect to the Company and its subsidiaries or 99 Restaurants.

Furthermore, our obligation to complete the transactions is subject to (i) the effective termination of the Management Consulting Agreement (the “Consulting Agreement”) between Black Knight Advisory Services, LLC (“Black Knight”) and JAX Op, entered into in connection with our 2015 spin-off; (ii) the effective waiver by Fidelity National Financial, Inc. (“FNF”) of (A) certain covenants and other provisions included in the Tax Matters Agreement between FNF and the Company, entered into in connection with our 2015 spin-off, that would otherwise prohibit or restrict the consummation of the transactions in accordance with the Merger Agreement, and (B) the indemnification rights of FNF and its related parties against us under the Tax Matters Agreement and the Separation and Distribution Agreement between FNF and the Company, entered into in connection with our 2015 spin-off, that may otherwise arise in connection with the transactions; and (iii) our receipt of certain audited combined financial statements of 99 Restaurants.

Q10: How did the Company arrive at a total of 16,272,727 Class B Units and shares of Class B Common Stock to be issued in connection with the Merger?

A10: The number of Class B Units, and corresponding shares of Class B Common Stock, to be issued in connection with the Merger was calculated by dividing $179 million by $11.00 per share, the trading price of the Company’s Class A Common Stock at the time that some of the key pricing negotiations took place.

Q11: Is the termination of the Consulting Agreement pursuant to the Black Knight Termination Agreement contingent upon the closing of the 99 transaction?

A11: Yes. If the Merger transaction does not close, the Consulting Agreement will not be required to terminate.

Q12: When the Consulting Agreement was implemented in conjunction with the 2015 spin-off, the premise was that, in exchange for 3% of Adjusted EBITDA, the Company would benefit from the services provided in conjunction with the Consulting Agreement (e.g. expertise in areas of mergers and acquisitions, strategic analysis, taxation, investor relations). If the Consulting Agreement is terminated, does that represent a diminishment of such capabilities relative to the Company?

A12: As noted in our press release dated August 4, 2017, it is anticipated that Bill Foley will join the Company’s Board once the transactions close. As a result, the Company expects to continue to benefit from the expertise that Mr. Foley and his associates within the FNFV leadership team provide, but the Company will not be a party to the Consulting Agreement following the Closing.

Q13: One of the components of compensation under the Consulting Agreement is a cash fee of 3% of Adjusted EBITDA yearly. How does the Black Knight Termination Agreement impact that fee for fiscal 2017?

A13: In accordance with Section 6 of the Consulting Agreement, the 3% management consulting fee will be paid to Black Knight on a prorated basis for fiscal 2017, based on the date of the Closing. For example, if the Closing occurs on November 1, 2017, J. Alexander’s would pay Black Knight a fee for fiscal 2017 calculated by taking fiscal 2017’s Adjusted EBITDA multiplied by a fraction equal to 304 days divided by 364 days, which fraction represents the number of days between the beginning of our fiscal year (January 2, 2017) and the Closing (for purposes of this example, November 1, 2017), divided by the total number of days in our fiscal 2017 year (January 2, 2017 through December 31, 2017).

Q14: How has the Consulting Agreement historically impacted Adjusted EBITDA?

A14: The Consulting Agreement has historically been treated as an ongoing expense related to the Company’s operations and has not been a reconciling item in the computation of Adjusted EBITDA. In 2016, $699,000 in fees were incurred and reflected in our financial statements for fiscal year 2016 as general and administrative expenses.

Q15: Will there also be a cash termination payment associated with the termination of the Consulting Agreement?

A15: Yes, because the termination of the Consulting Agreement is contingent upon the Closing, the termination payment will be calculated in accordance with Section 10 of the Consulting Agreement. The early termination amount, as defined in the agreement, is calculated by multiplying the fee for the most recently completed fiscal year (which, in the example above, would be fiscal 2016) times a factor of three (3), and then adjusted to the net present value using the ten-year treasury rate. This calculation results in an early termination amount of $2,090,384, which will be paid on the date of the termination of the agreement, concurrent with the Closing, and is significantly less than the projected amounts that would have been payable under the terms of the Consulting Agreement on an annual basis for the remaining term.

Q16: What will happen to the profits interest grant that was issued to Black Knight at the time of the spinoff?

A16: Upon the termination of the Consulting Agreement at Closing, the profits interest grant issued to Black Knight becomes fully vested, in accordance with the terms of the grant agreement, and Black Knight thereafter has 90 days in which to elect to exchange its profits interest units into Class A Common Stock of the Company. Subsequent to such an election, or the expiration of the 90-day period, the Company will no longer be required to perform a quarterly valuation relative to this grant. Because the vesting of the grant will accelerate upon termination of the Consulting Agreement, the Company will be required to expense the remaining unrecognized fair value relative to this grant at Closing as non-cash profits interest expense. Going forward, holders of the Class A Common Stock should benefit from both (i) the absence of any future charges to earnings associated with this grant and (ii) the fact that the acceleration of the Black Knight profits interest grant prevents what could be substantially higher dilution in the future if the grant remained outstanding for the remaining life of the Consulting Agreement and the Company’s stock price rose substantially over that time period.

Q17: How many shares of J. Alexander’s Class A Common Stock will Black Knight receive if they exchange their profits interest units?

A17: The Black Knight profits interest grant is 1,500,024 Class B Units in JAX Op. The hurdle rate at issuance was calculated as the product of the number of Class B Units issued multiplied by the volume weighted average of the closing price (“VWAP”) of the Company’s common stock over the five (5) trading days following the September 28, 2015 distribution date, or $10.07, to arrive at $151,052,000. If Black Knight elects to exchange of its profits interest units, the number of shares of the Company’s Class A Common Stock Black Knight would be entitled to receive is dependent on several variables, including the VWAP of the Company’s Class A Common Stock for the five (5) trading days preceding the election notice, as well as any adjustments required to the hurdle rate arising from capital transactions affecting JAX Op subsequent to the original grant date. For illustrative purposes, the Company estimates that Black Knight would be eligible to receive approximately 400,000 shares of the Company’s Class A Common Stock if the applicable VWAP is $15 per share, approximately 175,000 shares if the applicable VWAP is $12 per share and would not be entitled to receive any shares if the applicable VWAP is $10 per share.

Q18: How about the profits interest grants issued to the Company’s management team on January 1, 2015? Does the transaction affect those grants?

A18: The profits interest units that were issued to the Company’s management team on January 1, 2015 are scheduled to vest over a three-year period which ends on January 1, 2018 and had an original hurdle rate of $180 million. The Class B Units relative to these grants do not accelerate vesting as a result of the Merger. By their terms, they will vest in full as of January 1, 2018. The grants will continue in effect after the Closing. There are a total of 833,346 Class B Units represented by these grants, and the potential future exchange of rights under the grants is structured similarly to that described above for the Black Knight grant, except that the Company has the option to settle such exchanges in the form of cash or in shares of the Company’s Class A Common Stock (i.e. the management grants can be settled in cash or shares of the Company’s Class A Common Stock whereas the Black Knight grant is required to be settled in shares of the Company’s Class A Common Stock). The Company estimates that, were grant holders to exchange their rights under the grants in exchange for shares of the Company’s Class A Common Stock after the Merger, the aggregate number of shares of the Company’s Class A Common Stock that would be issued in exchange would be approximately 180,000 shares if the applicable VWAP is $15 per share, approximately 35,000 shares if the applicable VWAP is $12 per share and the management team would not be entitled to receive any shares if the applicable VWAP is $10 per share.

Q19: Are any other equity plans affected by the Merger?

A19: As a result of the Merger, all outstanding stock options issued to Company employees will become fully vested. As set forth in Note 14 of the Company’s 2016 Annual Report, a total of 990,750 options were issued and outstanding as of January 1, 2017 at a weighted average exercise price of $9.58 per share. At that date, 109,250 options were vested and approximately 246,000 of such options are scheduled to vest during the fourth quarter of 2017 under terms of the original grants (i.e. four-year vesting periods). Upon acceleration of the vesting periods at Closing, non-cash compensation expense of approximately $1.75 million will be recognized by the Company and no future charge to earnings will be incurred in connection with these option grants. There have been no options issued since January 1, 2017 and one grant, representing 5,000 options, has been forfeited through the period ended July 2, 2017.

Q20: How do the profits interest grants to both Black Knight and the J. Alexander’s management team affect Adjusted EBITDA? How about non-cash compensation associated with stock options granted to employees of J. Alexander’s?

A20: All non-cash compensation expense associated with these grants is considered an adjustment (i.e. add-back) in the Company’s calculation of Adjusted EBITDA.

Q21: How does cost of sales for 99 Restaurants compare to J. Alexander’s historically?

A21: For fiscal 2016, the Company’s consolidated cost of sales totaled 31.6% of net sales. 99 Restaurants cost of sales, as a percentage of net sales, totaled approximately 29.0% for 2016 in the financial statements that are currently under audit. One of the benefits to the proposed transaction is that several of our more significant vendors are shared in common. We anticipate that many of the relationships will transition seamlessly and that we will have opportunities to achieve further efficiencies with respect to certain aspects of the purchasing function as a result of the increased volume we will represent on a combined basis.

Q22: What about other operating margins? Labor? Operating income?

A22: As noted on our investor conference call on August 4, 2017, 99 Restaurants operates in the New England states, which generally have higher minimum wage requirements than the states where the Company’s restaurants are currently located. As a percentage of net sales, 99 Restaurants’ labor and benefits for 2016 (unaudited) was approximately 34.4%, compared to 30.6% for J. Alexander’s on a consolidated basis for 2016. From an operating income perspective, 99 Restaurants generated approximately $17.2 million (unaudited) in operating income during fiscal 2016 (subject to adjustment based on the pending audit), which represents 5.7% of net sales for the fiscal year. This compares to operating income of $10.1 million, or 4.6% of net sales, of J. Alexander’s Holdings, Inc. for fiscal 2016.

Q23: Casual dining is currently under a lot of competitive pressure in general and, in particular, at the $15-$20 check average. Why enter this segment under such conditions?

A23: We would agree that casual dining is currently under a lot of competitive pressure. However, we feel strongly that 99 Restaurants has proven over a long period of time that it consistently delivers results. 99 Restaurants was founded over sixty years ago and was a pioneer in the casual dining segment. It is unique among casual dining brands and at a time when many national concepts seem to have very little brand loyalty, 99 Restaurants remain the go-to choice for a significant segment of the New England market. It has stayed true to the formula that made it successful originally and, as a result, has consistently generated solid same store sales performance.

As part of our due diligence, we mystery shopped a large number of its restaurants in an effort to gauge its performance in a host of areas and came away from the process impressed. The 99 Restaurants employees are loyal to the concept and show a genuine concern for their guests. The management team is tenured, and they know their employees, and their guests, intimately. They are not a high growth concept, but they are a consistent performer and have generally added new locations profitably and successfully. All of these factors are very consistent with the approach that we’ve utilized over the years for J. Alexander’s and we feel that, by combining our operations with 99 Restaurants, we are able to achieve a scale that is more favorable for a public entity in today’s market place.

Q24: How have the 99 Restaurants performed over the past few years relative to same store sales?

A24: The following table illustrates performance over fiscal years 2015 and 2016:

($ in Thousands, except for Guest Check Average)
	FY 2015	FY 2016
Same Store Sales %	4.9%	2.1%
Average Weekly Guests	3,470	3,500
Guest Check Average	$15.58	$15.82
Average Unit Volume	$2,815	$2,881

For the first two quarters of fiscal 2017, guest traffic is down 2.0% and guest check average is up 1.6% for a same store sales decrease of 0.5%. On a comparative basis, guest traffic as reported for the Black Box Bar & Grill and Knapp Track Casual Dining Indexes was down 3.6% and 3.7%, respectively, and the guest check averages were up 0.8% and 1.3%, respectively, resulting in same store sales declines of 2.8% and 2.4%, respectively.

Q25: Your press release indicates that FNFV and FNH will own approximately 52.5% of the outstanding shares of J. Alexander’s common stock post transaction. Was the transaction structured in such a way to ensure that these parties would obtain this aggregate percentage?

A25: The transaction was valued based upon the enterprise value of the assets being acquired. There are certain tax advantages that are available to the Sellers as a result of the transaction structure (i.e. taking Class B Units in JAX Op that are exchangeable for Company Class A Common Stock in the future). That said, 99 Restaurants has greater revenue and Adjusted EBITDA than the Company has historically generated, and the scale of the acquisition is reflected in the consideration and the number of shares required to be issued to complete the Merger.

Q26: What kind of capital expenditures have the 99 Restaurants typically required?

A26: The following table illustrates the capital expenditures related to 99 Restaurants in recent years:

($ in thousands)	FY 2015	FY 2016	Forecast FY 2017
New restaurants	1	2	1
New restaurant cap ex, net (1)	$2,974	$2,399	$2,665

Remodels	21	23	13
Remodel cap ex	5,944	6,385	3,525
Average spend	$283	$278	$271

Maintenance cap ex	3,140	3,476	3,450

Total cap ex	$12,058	$12,260	$9,640

(1)	Net of tenant improvement allowance, where applicable

Q27: What demographics describe the 99 Restaurants guest base?

A27: 99 Restaurants has identified their associated guest demographics as follows:

Q28: Are any of the 99 Restaurants franchised?

A28: No. The restaurants are all owned stores on leased properties.

Cautionary Statement Regarding Forward-Looking Statements

In connection with the safe harbor established under the Private Securities Litigation Reform Act of 1995, the Company cautions that certain information contained or incorporated by reference in this report and our other filings with the Securities and Exchange Commission (the “SEC”), in its press releases and in statements made by or with the approval of authorized personnel is forward-looking information that involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Forward-looking statements discuss the Company’s current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “would,” “can,” “should,” “likely,” “anticipate,” “potential,” “estimate,” “pro forma,” “continue,” “expect,” “project,” “intend,” “seek,” “plan,” “believe,” “target,” “outlook,” “forecast,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements include all statements that do not relate solely to historical or current facts, including statements regarding the Company’s expectations, intentions or strategies and regarding the future. The Company disclaims any intent or obligation to update these forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things: uncertainties as to whether the requisite approvals of the Company’s shareholders will be obtained; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may give rise to the payment of a termination fee by the company; the effects of disruptions to respective business operations of the Company or 99 Restaurants resulting from the transactions, including the ability of the combined company to retain and hire key personnel and maintain relationships with suppliers and other business partners; the risks associated with the future performance of the business of 99 Restaurants; the risk of changes in the 2016 reported performance of the business of 99 Restaurants based on an audit of its financial statements, which is pending; the risks of integration of the business of 99 Restaurants and the possibility that costs or difficulties related to such integration of the business of 99 Restaurants the Company will be greater than expected; the risk that the Company may not be able to obtain borrowing pursuant to an amendment of its existing credit facility on favorable terms, or at all, in order to repay the debt assumed in connection with the consummation of the transactions; and the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected. Further, the business of 99 Restaurants and the business of the Company remain subject to a number of general risks and other factors that may cause actual results to differ materially. There can be no assurance that the proposed transactions will in fact be consummated.

Additional information about these and other material factors or assumptions underlying such forward looking statements are set forth in the reports that the Company files from time to time with the SEC, including those items listed under the “Risk Factors” heading in Item 1.A of the Company’s Annual Report on Form 10-K for the year ended January 1, 2017, and in subsequent reports. These forward-looking statements reflect the Company’s expectations as of the date of this communication. The Company disclaims any intent or obligation to update these forward -looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Notice Regarding Discussions of Historical Results and Combined Financial Information

The Company cautions shareholders and other interested parties that certain statements and assumptions included in this document include, make reference to, or otherwise rely on the unaudited, historical results of financial operations, restaurant capital expenditures, same store sales, guest check average, guest traffic, and other historical and projected financial information of 99 Restaurants as reported to us by 99 Restaurant’s management team without our independent verification. All such results are subject to adjustment based on the pending audit of the combined financial statements of 99 Restaurants, which will be delivered to us as a condition to closing of the transactions.

Any statements and assumptions included in this document and in statements made by or with the approval of authorized personnel of J. Alexander’s that relate to results of the combined businesses in

2018 and future years assume the transactions will close prior to the beginning of fiscal 2018, and assume the accuracy of projections relating to the financial condition and future operating results of 99 Restaurants and J. Alexander’s.

For a definition of and an explanation of Adjusted EBITDA, see our earnings release dated August 10, 2017.

Additional Information and Where to Find It

In connection with the proposed merger, the Company will file with the SEC a proxy statement of the Company. The Company will mail the definitive proxy statement to the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other filings containing information about the Company at the SEC’s website at www.sec.gov. The proxy statement (when available) and the other filings may also be obtained free of charge at the Company’s website at www.jalexandersholdings.com under the tab “Investors,” and then under the tab “SEC Filings.”

Participants in the Solicitation

The Company and certain of its respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed merger. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the proxy statement for the Company’s 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 11, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction will be included in the above-referenced proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

Exhibit 1

Combined Operations - Fiscal 2016

J. Alexander’s Holdings, Inc. (“JAX”) and 99 Restaurants, LLC (“99”)

($ in Thousands, except per share data)

	JAX	99	Subtotal	Black Knight Mangement Fee	Black Knight Profits Interest Expense	Non-cash Stock Option Expense	Interest Expense	Tax Provision	Combined Results
Net Sales	$219,582	$303,964	$523,546	$—	$—	$—	$—	$—	$523,546

Operating Income	10,094	17,239	27,333	699	2,039	439	—	—	30,510

Income from Continuing Operations Before Income Taxes	9,539	17,226	26,765	699	2,039	439	(608)	—	29,334
Income Tax Expense	(2,062)	—	(2,062)	—	—	—	—	(4,484)	(6,546)
Loss From Discontinued Operations, Net	(434)	2	(432)	—	—	—	—	—	(432)

Net Income	$7,043	$17,228	$24,271	$699	$2,039	$439	$(608)	$(4,484)	$22,356

Adjusted EBITDA	$24,303	$30,114	$54,417	$699	$—	$—	$—	$—	$55,116

JAX Weighted Average Common Shares Outstanding:
Basic	14,821								31,094
Diluted	14,840								32,024

EPS:
Basic	$0.48								$0.72
Diluted	$0.47								$0.70

Note: Due to the unique structure of the Merger, we are in the process of working through the presentation that will be required for reporting earnings per share on a basis consistent with U.S. Generally Accepted Accounting Principles subsequent to Closing. Had the transaction occurred at the beginning of fiscal 2016, and using a set of assumptions detailed below, we estimate that diluted earnings per share would have been $0.70 on a combined basis, or a 49% improvement over the $0.47 reported for the Company. The assumptions utilized in this calculation include (1) the elimination of the Black Knight consulting fees and profits interest expense, (2) the elimination of non-cash compensation expense associated with options issued and outstanding at the beginning of 2016, (3) interest expense responsive to the $20 million of net debt to be assumed by the Company and (4) a combined effective tax rate for 2016 consistent with that reported by the Company for the year. This calculation ignores the impact of synergies anticipated to be realized as a result of the Merger and treats all shares issued in conjunction with the transaction equivalent to Company Class A common shares. Fully diluted shares for the combined computation included 930,000 shares related to the effect of issued and outstanding stock options as well as the Black Knight and management profits interest grants. Finally, the calculation excludes the impact of any adjustments related to purchase accounting or transaction and integration expenses.